Exhibit 99.1

Bradley Pharmaceuticals, Inc. [LOGO]

        383 Route 46 West • Fairfield, NJ 07004-2402 USA • 973-882-1505 • FAX 973-575-5366 • www.bradpharm.com

Bradley Pharmaceuticals, Inc. (NYSE: BDY), was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals has two operating units: Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

      BRADLEY PHARMACEUTICALS ANNOUNCES
ACQUISITION OF INTERNATIONAL
 PRODUCT PORTFOLIO AND SETTLEMENT OF LITIGATION
Fairfield, NJ — July 1, 2004 – Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that it has entered an agreement with Dermik Laboratories, a division of Aventis Pharmaceuticals Inc., to acquire exclusive distribution and marketing rights in selected international markets to the prescription acne and rosacea products Benzamycin®, Klaron® and Noritate® and three additional products, Hytone, Sulfacet R and Zetar Shampoo.

Pursuant to this agreement, Bradley will have exclusive distribution and marketing rights to these products for eight years in Australia, Japan and the countries comprising the former Soviet Union, Saudi Arabia, the United Arab Emirates, Kuwait and Egypt in the Middle East, and Vietnam, Thailand and Cambodia in Southeast Asia. Bradley will be responsible for securing the necessary approvals to market these products in these countries. In exchange for its acquisition of these exclusive rights and settlement of outstanding disputes, Bradley has agreed to pay Dermik not less than $3.2 million in aggregate acquisition fees and royalties against Bradley’s net sales of these products, of which approximately $2.7 million has been paid by Bradley.

In connection with this transaction, the parties have agreed to settle all legal proceedings between them involving patents owned by Bradley relating to about 21% to about 40% urea dermatologic compositions and therapeutic uses.

Bradley President and CEO, Daniel Glassman, stated, “Bradley is excited to add this recognized and established group of dermatology products to the Bradley Pharmaceuticals International family. This agreement immediately addresses Bradley’s mandate of expanding its international presence. With distribution channels already established in some of the territories encompassed by this acquisition, Bradley is positioned to pursue this opportunity. Bradley plans to move forward with these products so that they will increase Bradley’s international business over time.”

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, launches of new products, market acceptance of products, and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of litigation and the introduction of new and future competing products, whether branded, or generic, or comparable, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any introduction, or future approvals, of generic or therapeutically equivalent or comparable versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.